UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Janus Capital Group Inc.
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Commencing April 12, 2012, Janus Capital Group Inc. will send the attached communication to certain shareholders.

2012 Proxy Statement Proposal 5 – Advisory Vote on Executive Compensation

Summary CEO Compensation Compensation Program Business Highlights Specific Items in Response to ISS Appendix Presentation overview

We believe investors should vote in accordance with the recommendation of our Board of Directors for several reasons: 2011 CEO compensation was dramatically reduced and was approximately 30% below McLagan peer group median(1); additionally, we meaningfully restructured CEO compensation for 2012 and beyond We further aligned our compensation structure with shareholders’ and clients’ by implementing a company-wide variable compensation program based on pre-incentive operating income We made significant progress towards becoming a stronger and more diversified company in 2011 Our Board relied on the advice of 3 industry leading independent consultants, including ISS’s independent compensation division, all of whom concluded that ISS and shareholders should support our executive compensation A ‘no’ vote damages our company’s reputation, hurts the value of the firm and does not reflect the steps we have taken to align compensation with performance and control expenses The final pages of this document address specific items in response to a recommendation from ISS that shareholders vote “against” this proposal We are requesting shareholders vote ‘FOR’ the Say-on-Pay Advisory Vote on Executive Compensation in our 2012 Proxy Statement Note: McLagan peer group includes AllianceBernstein L.P., Morgan Stanley Investment Management, American Century Investments, Neuberger Berman Group, Delaware Investments, Nuveen Investments, Eaton Vance Management, Oppenheimer Funds, Inc., Putnam Investments, Invesco plc., MFS Investment Management and Western Asset Management. Peer group for CEO compensation excludes Franklin Templeton Investments and T. Rowe Price Associates, Inc. based upon potential compensation distortions due to the applicable CEO’s large equity ownership levels.

We conducted a comprehensive review of CEO pay in 2011 and made material changes 2011 CEO compensation structure changes: 2011 CEO compensation was materially reduced $6 million total compensation for 2011 was a 70% reduction in total pay as reported in last year’s proxy Granted new performance share units: $1.2 million (33% of LTI awards) that vest only if JNS stock price hurdles are attained subject to a four-year vesting schedule (1) 50% are earned if the stock increases 27% 50% are earned if the stock increases 58% Mr. Weil gave up his severance agreement that provided severance benefits outside of a change-in-control 2012 and future changes: New performance-based compensation: a significant portion of compensation will be determined by the Y/Y change in operating income with a $2 million target 2012 pay mix will be 60% long-term incentive compensation and 40% cash CEO pay capped at $10 million in 2012 Note: Hurdles are based on a starting price of $6.31, which was the price per share on the date of grant. If the applicable stock price hurdle is not exceeded for 20 consecutive trading days during the four years following the grant, then the award will be forfeited. $20 $6 -70% -46% 0% TARGET Change in JNS Operating Income Goal-Based Payout (% of Target)

2011 executive compensation was assessed against 14 peers approved by the Compensation Committee with the advice of an independent consultant, McLagan Key factors in determining this group include size, geographic scope, operating approach, product breadth, operating complexity, distribution coverage, ownership, history and performance The group includes publicly-owned asset management firms, privately owned asset management firms and asset management subsidiaries of larger financial services firms The McLagan surveys include all of these peers and are considered the leading source of compensation information in the asset management industry In determining CEO pay we considered market compensation levels at our competitors McLagan’ Peer Group for Janus Capital Group AllianceBernstein L.P. Morgan Stanley Investment Management American Century Investments Neuberger Berman Group Delaware Investments Nuveen Investments Eaton Vance Management Oppenheimer Funds, Inc. Franklin Templeton Investments (1) Putnam Investments Invesco plc. T. Rowe Price Associates, Inc. (1) MFS Investment Management Western Asset Management Note: Considered in pay analysis for all NEOs, except for the CEO position. The two exclusions were based upon potential compensation distortions for the CEO role due to the applicable CEO’s large equity ownership levels. AUM as of 12/31/2010 Peer Group Median $206.0B Janus $169.5B Context for Establishing CEO Pay Opportunity Comparative analysis against this peer group conducted on behalf of the Compensation Committee indicated that: 2011 total compensation of $6 million would be in the bottom quartile of our peer group and 30% below the peer group median The cap of $10 million in total compensation would be approximately at the 75th percentile of our peer group

Our executive compensation is predominately performance-based in order to align executive interests with the long-term interests of our shareholders and clients Our executive compensation programs consist of three key elements: (i) base salary; (ii) variable cash compensation; and (iii) variable LTI awards that are granted in the form of restricted stock, mutual fund units, performance shares or stock options Variable compensation is awarded based on company and individual performance 92% of total CEO compensation was performance-based in 2011 and 85% percent of the other named executive officers (“NEOs”) compensation was performance-based Notes: 1) Represents $750k of monthly cash provided to Mr. Koepfgen as part of his new hire award Options Base 8% Variable Cash 32% Variable LTI 60% 92% Variable Compensation 2011 CEO Pay Mix

We more closely aligned compensation with shareholders’ and clients’ long-term interests by implementing a variable compensation program that is based on pre-incentive operating income We maintain other compensation practices that we believe strongly align the interests of our executives with those of our shareholders and clients We take our fiduciary responsibilities to our shareholders very seriously Current Compensation Practices At least 40% of our NEOs annual variable compensation consists of long-term incentive awards We have substantial stock and mutual fund ownership requirements for our NEOs (4x base salary) We now only grant long-term incentive awards with a “double-trigger” change in control provision We have a one-year, post-vesting holding period on earned performance share units We mitigate potential excessive risk taking with short-selling/hedging prohibitions, holding requirements for performance unit shares, a clawback policy, granting procedures for long-term incentive awards, and robust Board and management processes to identify and monitor risk Our clawback policy allows us to recapture long-term incentive awards paid to an executive who engages in financial misconduct Compensation Practices We Avoid No excise tax gross-ups No change-in-control agreements that provide “single trigger” benefits No long-term incentive awards with “single trigger” vesting on a change in control (granted on or after December 30, 2011) No excessive perquisites No dividends or dividend equivalents on unvested or unearned performance shares or units No repricing or replacing of underwater stock options without shareholder approval

We made significant progress towards becoming a stronger and more diversified company in 2011 Our operating income improved 11% from 2010 as a result of continued financial discipline and our operating margin improved to 31.8% vs. 27.7% in 2010 We continued to strengthen our balance sheet, which resulted in a restoration of our investment grade credit rating from Standard & Poor’s We continued to diversify our business through the build-out of our fixed income, international and institutional businesses, while maintaining a focus on operational excellence We hired new executive officers in 2010 and 2011 who are responsible for implementing our key strategic priorities Our mathematical equity investment performance improved and our value equity business maintained strong long-term performance However, we were adversely impacted by challenges in the investment performance of our large cap growth strategies and institutional clients’ reallocations away from equity strategies

ISS has used an inappropriate peer group in evaluating Janus’ CEO compensation JANUS: We are a pure asset management firm and the peers our Compensation Committee considers for our executive pay programs and levels are also asset management firms The Compensation Committee engages an independent consulting firm, McLagan, to assist in developing a peer group for Janus; McLagan maintains the most prominent database of pay information in asset management, much of which is provided to it by private firms or subsidiaries of larger firms who are not required to report data publicly ISS has used 14 companies in their analysis, most of whom have little relevance to what we do; only 2 of the 14 companies listed in ISS’s peer group use Janus as a peer for their compensation practices (1) ISS’s peer group includes 10 companies that are not asset managers and only 1 company similar to our peer group (2) McLagan’ Peer Group for Janus Capital Group AllianceBernstein L.P. Morgan Stanley Investment Management American Century Investments Neuberger Berman Group Delaware Investments Nuveen Investments Eaton Vance Management Oppenheimer Funds, Inc. Franklin Templeton Investments (3) Putnam Investments Invesco plc. T. Rowe Price Associates, Inc. (3) MFS Investment Management Western Asset Management Notes: Companies that list Janus as part of their peer group in most recent proxy statements include AllianceBernstein L.P. and Affiliated Managers Group, Inc. Companies in ISS’s peer group that are considered asset mangers are Affiliated Managers Group, Inc., AllianceBernstein L.P., American Capital, Ltd. and Lazard Ltd. Considered in pay analysis for all NEOs, except for the CEO position. The two exclusions were based upon potential compensation distortions for the CEO role due to the applicable CEO’s large equity ownership levels. ISS’s Peer Group Affiliated Managers Group, Inc. Moody’s Corporation AllianceBernstein L.P. Lazard Ltd. American Capital, Ltd. Oppenheimer Holdings Inc. BGC Partners, Inc. Piper Jaffray Companies GFI Group Inc. SEI Investments Company INTL FCStone Inc. Stifel Financial Corp. Investment Technology Group, Inc. W.P. Carey & Co, LLC Q: ISS has used a peer group to analyze Janus CEO Pay and Performance that includes 14 companies. How do these differ from the peers you report having considered in your proxy statement?

By using an irrelevant peer group in comparisons of executive compensation ISS’s conclusions are not meaningful Q: ISS analysis shows Janus’ 2011 CEO pay at 1.46x the median of the ISS peer group. How does this line up with Janus’ own peer group? JANUS: Using the most recently available data from McLagan, our 2011 CEO pay level of $6 million was in the bottom quartile of our asset management peer group and was 30% below the median of our peers; the multiple of median, to use the ISS term, was 0.70x Q: ISS also criticized Janus for having “above median” pay that was substantially determined at the Board Compensation Committee’s discretion, and questioned the rigor of the Committee’s decision-making given the “above median” outcome. How did the Committee’s discretion factor into the 2011 CEO pay decision? JANUS: This “above median” conclusion is based on peers that have little relevance to our business 2010 total CEO compensation was $10 million (excluding Mr. Weil’s inducement award), the Compensation Committee decided to reduce 2011 CEO compensation by 40% to $6 million based on the business results and other factors, resulting in an outcome that was 30% below the peer group median We believe this clearly shows that the Committee applies real rigor in its discretionary decision-making

Changes we made to compensation practices further align our compensation structure with shareholders’ and clients’ long-term interest Q: How can shareholders count on the Compensation Committee using the same rigor that was applied in 2011 to assessing CEO compensation in the future? JANUS: We have made two substantial changes to CEO compensation for 2012 and beyond that should go even further in giving comfort to shareholders: The Compensation Committee has established a cap in compensation where they will not award more than $10 million in pay to our CEO; this level is approximate to the 75th percentile of our peer group’s CEO pay levels The Compensation Committee has also established a formulaic component of CEO compensation tied directly to Y/Y change in operating income as we fundamentally believe that our management team should be accountable for increasing the firm’s profitability We believe shareholders should consider these two changes as evidence of a continuing commitment to ensure CEO rewards are aligned with performance and responsibly determined In addition to these changes to CEO compensation, in 2011 we also implemented a company-wide variable compensation program based on pre-incentive operating income, which further aligns the interest of our employees with the long-term interests of our shareholders and clients

Appendix

As a result of changes in our executive team, our NEOs have changed We hired new executive officers in 2010 and 2011 who are responsible for implementing our key strategic priorities Given the new members on our executive team and new decision-making processes under our CEO (hired in 2010), our NEOs have changed for 2011:(1) Richard M. Weil, CEO Bruce L. Koepfgen, EVP and CFO Robin C. Beery, EVP and Head of U.S. Distribution Augustus Cheh, EVP and President of Janus International George Batejan, EVP and Global Head of Technology and Operations Senior investment leaders reported in prior years, including Jonathan Coleman, Gibson Smith and James Goff, are no longer responsible for establishing Company-wide policies due to their increased focus on managing Janus’ investment team and portfolio management duties We believe changes in compensation for the three former NEOs are in line with our 2011 performance 2011 compensation levels for the three former NEOs ranged from flat to more than a 70 percent reduction from 2010 levels Note: Excludes Gregory A. Frost, former Executive Vice President and CFO, who resigned on July 31, 2011.

Additional disclosure This information is being provided to certain shareholders in addition to Janus Capital Group Inc.'s proxy statement dated March 16, 2012, that has been available since such date. Please read the complete Proxy Statement and accompanying materials carefully before you make a voting decision. Even if voting instructions for your proxy have already been given, you can change your vote at any time before the annual meeting by giving new voting instructions as described in more detail in the Proxy Statement. The Proxy Statement, and any other documents filed by Janus Capital Group Inc. with the Securities and Exchange Commission (“SEC”), may be obtained free of charge at the SEC web site at www.sec.gov and from the Company’s web site at http://ir.janus.com. Janus Capital Group Inc. and its directors and officers may be deemed to be participants in the solicitation of proxies from Janus Capital Group Inc. shareholders in connection with the upcoming annual meeting of shareholders. Information about Janus Capital Group Inc.’s directors and executive officers and their ownership of Janus Capital Group Inc. stock is set forth in the Proxy Statement for Janus Capital Group Inc.’s 2012 annual meeting of shareholders. Certain statements in this presentation constitute “forward-looking statements”. Such forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements. These statements are based on the beliefs and assumptions of Company management based on information currently available to management. Various risks, uncertainties, assumptions and factors that could cause future results to differ materially from those expressed by the forward-looking statements included in this press release include, but are not limited to, risks specified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 included under headings such as “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other filings and furnishings made by the Company with the SEC from time to time. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. Many of these factors are beyond the control of the Company and its management. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Except for the Company’s ongoing obligations to disclose material information under the applicable securities law and stock exchange rules, the Company undertakes no obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.